Genesys Industries Successfully Recertifies ISO 9001 Quality Accreditation to the Latest QMS Standard.

NEW YORK, NY – December 14th, 2017 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN – today announced the successful certification of its ISO 9001 Quality Standard Accreditation from ISO 9001-2008 to ISO 9001-2015. The company was originally awarded the coveted ISO 9001-2008 Quality Management Systems certification from the International Organization for Standardization.

Company Spokesperson, commented: “Genesys is a forward-thinking young company, dedicated to providing all its customers with the highest quality products and service possible. The ISO certification to the latest QMS standard is an extension of that commitment, as we intend to standardize our manufacturing processes across all of our verticals,” “The certification signifies that Genesys Industries has maintained an integrative management system that complies with the latest ISO standards, and it defines us as a company focused on excellence in management policies, operational processes and continuous quality improvement."

The ISO is the world's largest developer and publisher of International Standards and its stringent criteria are recognized worldwide. Its ISO 9001 requirements are among the strictest of the approximately 13,000 standards established by the organization and serve as a model for quality assurance in all facets of our business.

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aerospace, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

Safe Harbor Statement
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